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                                                                    EXHIBIT 23.2

PRICEWATERHOUSECOOPERS

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 of our report dated April 12, 2000, except for the thirteenth paragraph of Note 3, for which the date is April 13, 2000 relating to the combined financial statements of Key3Media Group, Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, which appears in the Key3Media Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 17, 2001